Exhibit 2

DIRECTORS AND EXECUTIVE OFFICERS OF GOOD SILVER LIMITED.

The name, business address, present principal employment and citizenship of the sole director of Good Silver Limited are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Jamie Zhou	Room 2001, 2/F, #03-13, The Tresor, 26 Duchess Road, Singapore	Director of Good Silver Limited.	The Republic of Guinea-Bissau

Good Silver Limited is 100% owned by Jamie Zhou. Jamie Zhou is the sole director of Good Silver Limited. (See above for the information on Jamie Zhou.)